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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-KA
                                 AMENDMENT NO. 1


                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported) February 6, 1998


                             PATTERSON ENERGY, INC.
             (Exact name of registrant as specified in its charter)

          DELAWARE                 0-22664                    75-2504748
(State or other jurisdiction     (Commission                (I.R.S. Employer
      of incorporation)          File Number)              Identification No.)



  4510 LAMESA HIGHWAY, SNYDER, TEXAS                              79549
(Address of principal executive offices)                        (Zip Code)


                                 (915) 573-1104
              (Registrant's telephone number, including area code)


                                    No Change
         (Former name or former address, if changed since last report.)

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


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

     (a)   Financial statements of business acquired.


                          INDEPENDENT AUDITOR'S REPORT



To the Board of Directors and Shareholders
Robertson Onshore Drilling Company


We have audited the accompanying balance sheet of Robertson Onshore Drilling Company (a Texas Subchapter S Corporation) as of December 31, 1997, and the related statements of income, changes in shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Robertson Onshore Drilling Company as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.




                                                            BELEW AVERITT LLP


Dallas, Texas
March 6, 1998

                       ROBERTSON ONSHORE DRILLING COMPANY

                                  Balance Sheet

                                December 31, 1997



                                     ASSETS

Current assets:
   Cash                                                                                   $     528,074
   Accounts receivable, less allowance for doubtful accounts of $75,000                       5,513,840
   Due from insurance company (Note 10)                                                         625,202
   Costs of uncompleted drilling contracts in excess of related billings                        838,490
   Prepaid assets                                                                               352,953
                                                                                          -------------

      Total current assets                                                                    7,858,559

Property and equipment, at cost, net (Notes 3 and 6)                                          9,010,924

Deposits                                                                                         13,845
                                                                                          -------------
      Total assets                                                                        $  16,883,328
                                                                                          =============


                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Note payable (Note 6)                                                                  $   1,800,000
   Accounts payable                                                                           3,088,696
   Accrued expenses:
     Drilling costs                                                                           1,217,383
     Bonuses                                                                                    403,119
     Insurance                                                                                  169,182
     State income taxes                                                                         160,771
     Other                                                                                      342,551
                                                                                          -------------

      Total current liabilities                                                               7,181,702

Commitments and contingencies (Note 7)                                                              --

Shareholders' equity (Notes 4, 5 and 8):
   Common stock, par value $1 per share; 1,000,000 shares
    authorized; 169,217 shares issued                                                           169,217
   Additional paid-in capital                                                                 2,311,544
   Retained earnings                                                                          7,332,142
   Treasury stock, 4,953 shares at cost                                                        (111,277)
                                                                                          -------------

      Total shareholders' equity                                                              9,701,626
                                                                                          -------------
      Total liabilities and shareholders' equity                                          $  16,883,328
                                                                                          =============




                 See accompanying notes to financial statements.

                       ROBERTSON ONSHORE DRILLING COMPANY

                               Statement of Income

                          Year ended December 31, 1997



Contract drilling revenues                                                                $  38,332,382

Operating costs:
   Direct drilling costs                                                                     29,200,887
   Depreciation                                                                               1,225,667
   General and administrative                                                                 3,626,599
                                                                                          -------------

                                                                                             34,053,153
                                                                                          -------------
Operating income                                                                              4,279,229

Other income (expense):
   Investment income                                                                             27,694
   Other income                                                                                  23,254
   Loss on sale of assets                                                                       (58,244)
   Interest expense                                                                            (109,564)
                                                                                          -------------

                                                                                               (116,860)
                                                                                          -------------
Income before income taxes                                                                    4,162,369

Provision for state income taxes                                                                233,400
                                                                                          -------------
Net income                                                                                $   3,928,969
                                                                                          =============




                 See accompanying notes to financial statements.

                       ROBERTSON ONSHORE DRILLING COMPANY

                  Statement of Changes in Shareholders' Equity

                          Year ended December 31, 1997



                                               Common Stock      Additional
                                          ---------------------    Paid-in         Retained        Treasury
                                           Shares       Amount     Capital         Earnings         Stock        Total
                                          -------    --------  -----------     -----------      ----------    -----------

Balance, January 1, 1997                  169,217   $ 169,217  $ 2,290,995     $ 4,717,285      $ (147,224)   $ 7,030,273

Declaration of dividends (Note 8)            --          --          --         (1,314,112)           --       (1,314,112)

Sale of treasury stock (600 shares)
 (Note 5)                                    --          --         13,816           --             13,480         27,296

Exercise of stock options
 (1,000 shares)(Note 5)                      --          --          6,733           --             22,467         29,200

Net income                                   --          --          --          3,928,969            --        3,928,969
                                          -------   ---------  -----------     -----------      ----------    -----------

Balance, December 31, 1997                169,217   $ 169,217  $ 2,311,544     $ 7,332,142      $ (111,277)   $ 9,701,626
                                          =======   =========  ===========     ===========      ==========    ===========



                See accompanying notes to financial statements.

                       ROBERTSON ONSHORE DRILLING COMPANY

                             Statement of Cash Flows

                          Year ended December 31, 1997


Cash flows from operating activities:
   Net income                                                                             $   3,928,969
   Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation                                                                            1,225,667
      Loss on sale of assets                                                                     58,244
      Change in operating assets and liabilities:
      Accounts receivable                                                                    (1,763,784)
      Due from insurance company                                                               (420,878)
      Costs of uncompleted drilling contracts in
       excess of related billings                                                                85,339
      Other current assets                                                                       29,543
      Accounts payable                                                                          684,514
      Accrued expenses                                                                          900,264
                                                                                          -------------

   Net cash provided by operating activities                                                  4,727,878

Cash flows from investing activities:
   Acquisition of property, plant and equipment                                              (3,080,864)
   Proceeds from sale of equipment                                                               85,870
                                                                                          -------------
   Net cash used in investing activities                                                     (2,994,994)

Cash flows from financing activities:
   Payment of dividends                                                                      (1,314,112)
   Proceeds from stock issuance                                                                  56,496
                                                                                          -------------

   Net cash used in financing activities                                                     (1,257,616)
                                                                                          -------------

Net increase in cash                                                                            475,268

Cash, January 1, 1997                                                                            52,806
                                                                                          -------------

Cash, December 31, 1997                                                                   $     528,074
                                                                                          =============


Supplemental cash flow information:
   Cash paid for interest                                                                 $     109,564
                                                                                          =============

   Cash paid for state income taxes                                                       $      72,629
                                                                                          =============




                 See accompanying notes to financial statements.

                       ROBERTSON ONSHORE DRILLING COMPANY

                          Notes to Financial Statements

                                December 31, 1997



1.      DESCRIPTION OF BUSINESS

        Robertson Onshore Drilling Company (the Company), a Texas Subchapter S Corporation, was formed September 18, 1986 to own and operate drilling rigs within the continental United States. At December 31, 1997, the Company owned and operated 15 rigs and provided contract drilling services in Texas, Louisiana, Mississippi and Alabama.


2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        CASH AND CASH EQUIVALENTS

        The Company considers highly-liquid investments with original maturities of three months or less to be components of cash.

        CONCENTRATIONS OF CREDIT RISK

        The Company maintains cash in excess of the limit insured by the Federal Deposit Insurance Corporation (FDIC) in financial institutions which the Company considers of high credit quality. Concentrations of credit risk with respect to trade receivables are limited due to the number of customers comprising the Company's customer base. Management does not anticipate significant credit losses from such financial instruments.

        DRILLING OPERATIONS

        The Company follows the percentage-of-completion method of accounting for day work and footage drilling arrangements. Under this method, all drilling revenues, direct costs and appropriate portions of indirect costs related to the contracts in progress, are recognized as contract drilling services are performed.

        The Company follows the completed contract method of accounting for turnkey drilling arrangements. Under this method, all drilling advances, direct costs and appropriate portions of indirect costs (including maintenance, repairs and depreciation) related to the contracts in progress are deferred and recognized as revenues and expenses in the period the contracts are completed.

        Provisions for losses are made on incomplete contracts when significant losses are anticipated.

        PROPERTY AND EQUIPMENT


        Depreciation has been provided for using the straight-line method over estimated useful lives of 5 to 10-years. Repairs and maintenance costs are charged to expense as incurred. Significant repairs are capitalized.

        IMPAIRMENT OF LONG-LIVED ASSETS

        In accordance with Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," net capitalized costs of long-lived assets in excess of estimated future net revenues are reduced to reflect an amount which is expected to be recovered through the future cash flows generated by the use of the related assets. The Company did not reduce the costs of its long-lived assets at December 31, 1997 as a result of applying the provisions of SFAS 121.

        INCOME TAXES

        As a Subchapter S Corporation, the shareholders are allocated their pro-rata share of the Company's taxable income or loss for inclusion in their personal income tax returns. Accordingly, no provision for Federal income taxes is reflected in the accompanying financial statements. The Company's tax returns and the amount of the Company's taxable income or loss are subject to examination by Federal and state taxing authorities. If such examinations result in changes in taxable income or loss, the tax liability of the shareholders could be changed accordingly.

        The Company does provide for state income taxes based on the effective rates of the applicable states.

        ACCOUNTING FOR STOCK-BASED COMPENSATION

        Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), encourages, but does not require, companies to record compensation cost for stock-based compensation plans at fair value (Note 4). The Company has elected to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair value of the Company's stock at the measurement date (generally the date of the grant) over the amount the employee must pay to acquire the stock.

        FAIR VALUE OF FINANCIAL INSTRUMENTS

        For the majority of the Company's financial instruments, including cash, accounts receivable, debt, accounts payable and accrued expenses, the carrying amounts approximate fair value due to their short maturities.

        MANAGEMENT ESTIMATES

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may vary from management's estimates.

        RECENTLY ISSUED ACCOUNTING STANDARDS

        The Company adopted the provisions of SFAS No. 129, "Disclosures of Information about Capital Structure," effective for the year ended December 31, 1997. This statement consolidates existing pronouncements on required disclosures about a company's capital structure including a brief discussion of rights and privileges for securities outstanding. The adoption of this statement had no material effect on the Company's financial statements.

        In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income." This statement requires that all items required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 is effective for financial statement periods beginning after December 15, 1997. Management does not anticipate that this statement will have a significant effect on the Company's financial statements.

        In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement establishes standards for reporting information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. Management does not anticipate that this statement will have a significant effect on the Company's financial statements.


3.      PROPERTY AND EQUIPMENT

        Major classifications of property and equipment at December 31, 1997 are summarized below:

        Drilling rigs and equipment                                                        $ 12,274,568
        Furniture and fixtures                                                                  243,078
        Buildings                                                                                63,787
        Vehicles                                                                                 25,480
        Land                                                                                     26,303
                                                                                           ------------

                                                                                             12,633,216

        Less accumulated depreciation                                                         3,622,292
                                                                                           ------------
                                                                                           $  9,010,924
                                                                                           ============

4.      INCENTIVE COMPENSATION

        The Board of Directors of the Company unanimously approved a stock option program with a key employee. Pursuant to this plan, the Company issued the option to purchase 1,000 shares at a price of $29,240 on an annual basis on the first working day of 1997, 1998, 1999 and 2000, for a total of 4,000 shares at a price of $116,960. The individual exercised the option for the first 1,000 shares earned pursuant to this plan on January 2, 1997, by executing a note in favor of the Company in the amount of $29,240. The individual was granted an extension on the exercise of the second 1,000 share option until immediately prior to the closing of the sale of the Company (Note 11) and was also granted an acceleration on the exercise of the final 2,000 shares. On February 6, 1998, the individual exercised the option for the 3,000 shares for $87,720.

        On April 21, 1997, the Board of Directors of the Company unanimously approved a stock option program for certain other key employees. Pursuant to this plan, the Company issued the option to purchase shares in accordance with the following exercise intervals:


                     Number of          Exercise
                      shares             price              Not Before               Not After
                     ---------        ------------        --------------          --------------
                           250        $      8,405        April 30, 1998          April 30, 2007
                           250               8,405        April 30, 1999          April 30, 2007
                           250               8,405        April 30, 2000          April 30, 2007
                           250               8,405        April 30, 2001          April 30, 2007
                     ---------        ------------

                         1,000        $     33,620
                     =========        ============


        All of these options were exercised on February 6, 1998 in conjunction with the sale of the Company (Note 11).

        The Company applies APB 25 and related interpretations in accounting for its stock options, and accordingly, $70,000 of compensation cost was recognized during 1997. Had compensation cost for the stock options been determined based on the fair value at the grant date consistent with the method of SFAS 123, approximately $45,000 in gross compensation costs would have been recognized in the year ended December 31, 1997. Accordingly, the Company's net income for 1997 would have been increased to the pro forma amounts indicated below:


        As reported                                   $   3,928,969
        Pro forma                                     $   3,953,969


        The weighted average fair value at date of grant for options granted during 1997 was $180.34 per option. The fair value of each option grant is estimated using the Black-Shoales option-pricing model with the following weighted-average assumptions used:

        Dividend yield                                                                               0%
        Expected volatility                                                                          1%
        Risk-free rate of return                                                                  6.00%
        Expected life                                                                         7.5 years


        In addition to the stock option plans, the Company has a bonus pool for the benefit of the same individuals. The bonus pool is determined based upon a formula and is approved annually by the Board of Directors. At December 31, 1997, the Company accrued approximately $403,000 relative to the bonus pool. Such amounts were paid subsequent to year-end.


5.      TREASURY STOCK

        Treasury shares are accounted for under the cost method whereby the shares are stated at average cost.

        The Company sold 1,600 treasury shares (including 1,000 shares pursuant to a stock option program) on January 1, 1997 for $56,496 to two key employees.

6.      NOTE PAYABLE

        The Company has a revolving credit agreement with a bank. The maximum borrowings pursuant to the agreement are $2,000,000, and bear interest at prime plus 1% per annum or 9.5% at December 31, 1997. Borrowings are secured by a certain drilling rig and related equipment and are payable on demand or on April 30, 1998. At December 31, 1997, the Company had outstanding borrowings of $1,800,000 which were subsequently paid in full by Patterson Onshore Drilling Company in conjunction with its merger with the Company on February 6, 1998 (Note 11).


7.      COMMITMENTS AND CONTINGENCIES

        The Company leases office space and automobiles under non-cancelable operating leases. Rent expense was $220,067 for operating leases.

        Scheduled future minimum rental payments under non-cancelable operating leases at December 31, 1997 are approximately as follows:

        Years ending
        December 31,
        ------------

               1998                                                                        $     60,000
               1999                                                                              49,000
                                                                                           ------------

                                                                                           $    109,000
                                                                                           ============

        On July 22, 1997, the Salary Contingency Plan Committee of the Board of Directors unanimously approved a Stay Bonus and Salary Contingency Plan for the Company. The plan provides for a designated group of employees to receive a bonus equal to two months of their respective gross salary on March 31, 1998, the stay bonus date. Included in accrued expenses at December 31, 1997 is management's estimate of the bonus accrual totaling $64,000.


8.      DIVIDENDS

        The Board of Directors of the Company has unanimously voted to establish a policy of declaring and paying dividends quarterly, at a rate of approximately 40% of net income for the previous quarter. This policy took effect with the first quarter of 1991.

        The following table summarizes dividends declared by the Board of Directors of the Company and paid in 1997:

                                                                                           Amount
               Declaration date           Record date              Payment date           per share
              -----------------       -----------------         -----------------         ---------

              February 19, 1997       February 19, 1997         April 15, 1997             $2.50
              July 17, 1997           July 17, 1997             October 10, 1997           $2.50
              October 15, 1997        October 15, 1997          November 21, 1997          $3.00


9.      RETIREMENT PLAN

        The Company has a defined contribution plan (the Plan) which is available to all employees meeting certain eligibility requirements. Participants may contribute up to 20% of their eligible compensation to the Plan. The Company makes matching contributions at the discretion of the Board of Directors. The Company's matching contribution of approximately $85,000 was paid throughout 1997, with the final $24,000 being paid subsequent to year-end.


10.     WORKERS' COMPENSATION INSURANCE

        The Company accrued $580,000 at December 31, 1997 for returns from retrospective adjustments to previously paid workers' compensation insurance premiums. These amounts represent the insurance carrier's best estimate of the retrospective return as of December 31, 1997 and are reflected as a reduction in direct drilling costs.


11.     SUBSEQUENT EVENT

        On February 6, 1998 the Company was merged into Patterson Onshore Drilling Company, a wholly-owned subsidiary of Patterson Energy, Inc., in consideration for $40 million. The separate existence of the Company ceased on such date.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.

     (b) Pro forma financial information.


      Unaudited pro forma financial information as of December 31, 1997 and for the year then ended is provided below. The unaudited pro forma financial information reflects adjustments necessary to give effect to the merger on February 6, 1998 of Patterson Drilling Company (the "Company"), a wholly-owned subsidiary of Patterson Energy, Inc., and Robertson Onshore Drilling Company ("Robertson"). The unaudited pro forma balance sheet as of December 31, 1997 assumes the acquisition was completed at December 31, 1997 and the unaudited pro forma statement of income assumes the acquisition was completed on January 1, 1997. The pro forma adjustments are based upon available information and certain assumptions the Company believes are reasonable. The unaudited pro forma financial information is not necessarily indicative of operating results that would have occurred had the acquisition been consummated on January 1, 1997, nor is it indicative of future operating results of the combined companies.



                             PATTERSON ENERGY, INC.
                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                DECEMBER 31, 1997

                                   (Unaudited)
                                 (in thousands)

                                     ASSETS


                                                     Historical Financial
                                                         Statements
                                              ----------------------------------                          Pro Forma
                                               Patterson       Robertson Onshore          Pro Forma       Financial
                                              Energy, Inc.     Drilling Company          Adjustments      Statements
                                              -----------      -----------------         -----------      ----------
Current assets:
Cash and cash equivalents ..................     $ 23,338            $    528           $ (5,650)(b)(d)      $ 18,216
   Marketable securities ...................          566                  --                 --                  566
   Accounts receivable:
      Trade ................................       44,732               5,514                 --               50,246
      Oil and natural gas sales ............          773                  --                 --                  773
      Other ................................           --                 625                 --                  625
   Costs of uncompleted drilling contracts
      in excess of related billings ........           --                 838                 --                  838
   Deferred income taxes ...................        2,309                  --                 --                2,309
   Undeveloped oil and natural gas
      properties held for resale............        4,781                  --                 --                4,781
   Other current assets.....................          515                 353                 --                  868
                                                 --------            --------           --------             --------
         Total current assets ..............       77,014               7,858             (5,650)              79,222
   Property and equipment, at cost, net ....      100,405               9,011             21,505 (a)          130,921
   Intangible assets, net ..................       24,644                  --              9,393 (a)           34,037
   Other assets.............................        1,137                  14                 --                1,151
                                                 --------            --------           --------             --------
         Total assets ......................     $203,200            $ 16,883           $ 25,248             $245,331
                                                 ========            ========           ========             ========



The accompanying notes are an integral part of these unaudited condensed combined financial statements.
                                  (continued)

     (b) Pro forma financial information.

                             PATTERSON ENERGY, INC.
             PRO FORMA CONDENSED COMBINED BALANCE SHEET - CONTINUED
                                December 31, 1997

                                   (Unaudited)
                                 (in thousands)


                      LIABILITIES AND STOCKHOLDERS' EQUITY


                                                           Historical Financial
                                                               Statements
                                                     ----------------------------------                          Pro Forma
                                                      Patterson       Robertson Onshore          Pro Forma       Financial
                                                     Energy, Inc.     Drilling Company          Adjustments      Statements
                                                     -----------      -----------------         -----------      ----------
Current liabilities:
   Current maturities of notes payable...........    $    1,467            $   1,800            $  (1,800)(d)      $   1,467
   Accounts payable:
     Trade ......................................        12,126                3,089                   --             15,215
     Revenue distribution .......................         3,352                   --                   --              3,352
     Other ......................................         1,569                   --                   --              1,569
   Accrued expenses .............................         5,142                2,131                   --              7,273
   Accrued state and federal income
      taxes payable .............................         6,874                  161                   --              7,035
                                                      ---------            ---------            ---------          ---------
         Total current liabilities ..............        30,530                7,181               (1,800)            35,911
                                                      ---------            ---------            ---------          ---------
Deferred income taxes, net ......................         3,268                   --                   --              3,268

Deferred liabilities ............................           687                   --                   --                687
Notes payable, less current maturities ..........        21,783                   --               36,750 (b)         58,533
                                                      ---------            ---------            ---------          ---------
                                                         25,738                   --               36,750             62,488
                                                      ---------            ---------            ---------          ---------

Commitments and contingencies ...................            --                   --                   --                 --

Stockholders' equity:
   Preferred stock - par value $.01; authorized
     1,000,000 shares, no shares issued .........            --                   --                   --                 --
   Common stock - par value $.01; authorized
     50,000,000 shares with 30,967,084 issued
     and outstanding at December 31, 1997 .......           310                  169                 (169)               310
   Additional paid-in capital ...................       102,306                2,312               (2,312)           102,306
   Retained earnings ............................        44,316                7,332               (7,332)            44,316
   Treasury Stock ...............................            --                 (111)                 111                 --
                                                      ---------            ---------            ---------          ---------
         Total stockholders' equity .............       146,932                9,702               (9,702)(a)        146,932
                                                      ---------            ---------            ---------          ---------
         Total liabilities and stockholders'
              equity.............................     $ 203,200            $  16,883            $  25,248          $ 245,331
                                                      =========            =========            =========          =========


The accompanying notes are an integral part of these unaudited condensed combined financial statements.

     (b) Pro forma financial information.

                             PATTERSON ENERGY, INC.
                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                   (Unaudited)
                      (in thousands, except per share data)




                                               Historical Financial
                                                     Statements
                                         ------------------------------------
                                               Patterson           Robertson                                    Pro Forma
                                             Energy, Inc.      Onshore Drilling                                 Financial
                                                                   Company           Pro Forma Adjustments      Statements
                                         ----------------     ---------------        ---------------------      ----------
Operating revenues:
    Drilling ...............................     $ 178,332         $  38,332                $      --            $ 216,664
    Oil and natural gas sales ..............        10,773                --                       --               10,773
    Well operation fees ....................         1,632                --                       --                1,632
    Other ..................................            40                --                       --                   40
                                                 ---------         ---------                ---------            ---------
                                                   190,777            38,332                       --              229,109
                                                 ---------         ---------                ---------            ---------
Operating costs and expenses:
    Direct drilling costs ..................       128,416            29,201                       --              157,617
    Lease operating and production .........         2,274                --                       --                2,274
    Impairment of oil and natural gas
        properties .........................           355                --                       --                  355
    Exploration costs ......................           647                --                       --                  647
    Dry holes and abandonments .............         1,481                --                       --                1,481
    Depreciation, depletion and
        amortization .......................        17,497             1,226                    2,939(c)            21,662
    General and administrative .............         6,786             3,626                       --               10,412
                                                 ---------         ---------                ---------            ---------
                                                   157,456            34,053                    2,939              194,448
                                                 ---------         ---------                ---------            ---------
Operating income ...........................        33,321             4,279                    2,939               34,661
                                                 ---------         ---------                ---------            ---------
Other income (expense):
    Net gain (loss) on sale of assets ......         1,499               (58)                      --                1,441
    Interest income ........................         1,056                28                       --                1,084
    Interest expense .......................        (1,045)             (110)                  (2,936)(c)           (4,091)
    Other ..................................           277                23                       --                  300
                                                 ---------         ---------                ---------            ---------
                                                     1,787              (117)                  (2,936)              (1,266)
                                                 ---------         ---------                ---------            ---------
Income before income taxes .................        35,108             4,162                   (5,875)              33,395
                                                 ---------         ---------                ---------            ---------
Income tax expense (benefit):
    Current ................................        10,354               233                     (860)(c)            9,727
    Deferred ...............................         2,512                --                       --                2,512
                                                 ---------         ---------                ---------            ---------
                                                    12,866               233                     (860)              12,239
                                                 ---------         ---------                ---------            ---------
Net income..................................     $  22,242         $   3,929                $  (5,015)           $  21,156
                                                 =========         =========                =========            =========


Net income per common share:
    Basic...................................     $    0.78                                                       $    0.74
                                                 =========                                                       =========
    Diluted.................................     $    0.75                                                       $    0.72
                                                 =========                                                       =========
Weighted average number of common
    shares outstanding:
    Basic ..................................        28,492                                                          28,492
                                                 =========                                                       =========
    Diluted ................................        29,505                                                          29,505
                                                 =========                                                       =========


The accompanying notes are an integral part of these unaudited condensed combined financial statements.

                             PATTERSON ENERGY, INC.
                NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS


1.       BASIS OF PRESENTATION


         On February 6, 1998, the Company consummated a merger with Robertson Onshore Drilling Company ("Robertson"), a privately-held, non-affiliated company based in Dallas, Texas, in consideration for $40.6 million. The purchase price includes an estimate of $600,000 for costs incurred by the Company relating to the merger. The acquisition was funded using $3.25 million of the Company's cash on hand and $36.75 million provided by its line of credit. The assets acquired consist of 15 operable drilling rigs and a shop and yard located in Liberty City, Texas.


         The unaudited pro forma financial information reflects adjustments necessary to give effect to the merger on February 6, 1998, as described above. The unaudited pro forma balance sheet as of December 31, 1997 assumes the acquisition was completed at December 31, 1997 and the unaudited pro forma statement of income assumes the acquisition was completed on January 1, 1997.


         The pro forma adjustments are based upon available information and certain assumptions the Company believes are reasonable. The unaudited pro forma financial information is not necessarily indicative of operating results that would have occurred had the acquisition been consummated on January 1, 1997, nor is it indicative of future operating results of the combined companies.


         On July 25, 1997 and January 23, 1998, the Company effected two-for-one splits of its common stock. All information regarding earnings per share and weighted average number of common shares outstanding presented herein reflects the effects of such stock splits.

2.        PERIOD PRESENTED

         The unaudited pro forma balance sheet and statement of income as of December 31, 1997 and for the year then ended was prepared using the audited consolidated financial statements as of and for the year ended December 31, 1997 of Patterson Energy, Inc., as reported under Form 10-K, and the audited financial statements as of and for the year ended December 31, 1997 of Robertson Onshore Drilling Company, as filed herewith as Item 7. (a) of this report.


3.        PRO FORMA ADJUSTMENTS


         a. The following pro forma adjustment reflects the allocation, based on the estimated fair values, of the purchase price of approximately $40.6 million, as well as the elimination of the related book values of the assets acquired (in thousands):



                                                   ALLOCATION OF                CARRYING
           ACCOUNT DESCRIPTION                     PURCHASE PRICE                VALUE               ADJUSTMENT
           -------------------                     --------------                -----               ----------
Property and equipment...................             $  30,516                 $  9,011             $  21,505
Goodwill.................................                 9,393                       --                 9,393
Other assets acquired ...................                 7,872                    7,872                    --
Liabilities assumed .....................                (7,181)                  (7,181)                   --
Net assets acquired .....................                    --                    9,702                (9,702)


         The purchase price allocation as detailed above is preliminary in nature and subject to change.


                                  (continued)

                             PATTERSON ENERGY, INC.
          NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS - CONTINUED


3.       PRO FORMA ADJUSTMENTS - (continued)

         b. The following pro forma adjustment reflects the related funding of the acquisition discussed above (in thousands):

                    ACCOUNT DESCRIPTION                         ADJUSTMENT
                    -------------------                         ----------
         Cash and cash equivalents................              $     3,850
         Draw down on line of credit..............                   36,750


         c. Depreciation and amortization expense, interest expense and income tax expense were adjusted to reflect the effects of the merger. Depreciation expense was determined on a straight line basis using depreciable lives consistent with those historically used by the Company. Amortization expense was determined on a straight line basis over fifteen years. The related expense accounts were adjusted as follows (in thousands):


                                                              YEAR ENDED
                    ACCOUNT DESCRIPTION                   DECEMBER 31, 1997
                    -------------------                   -----------------
         Depreciation expense.....................            $  2,313
         Amortization expense.....................                 626
         Interest expense.........................               2,936
         Income tax benefit.......................                 860




         d. Restrictive debt covenants of the Company do not permit the Company to maintain indebtedness with any other financial institution. As a means to remain in compliance with such restrictions, the Company, using cash on hand, extinguished all amounts then outstanding under Robertson's loan agreement resulting in a $1.8 million reduction in cash and notes payable.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                    PATTERSON ENERGY, INC.


Date:  April 20, 1998               /s/ JAMES C. BROWN
                                    ---------------------------------
                                    James C. Brown
                                    Vice President-Finance